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Exhibit 10.7

INTERCREDITOR AGREEMENT

dated as of December 15, 2004

among

INTERDENT SERVICE CORPORATION,

the Guarantors from time to time party hereto,

WELLS FARGO FOOTHILL, INC.,
as Credit Agreement Agent under the Credit Agreement and
Priority Lien Collateral Agent hereunder,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee under the Indenture and as Collateral Agent hereunder

i

SECTION 6.21	Insolvency	26
SECTION 6.22	Rights and Immunities of Secured Debt Representatives	27
SECTION 6.23	Option to Purchase Priority Lien Debt	27
SECTION 6.24	Compliance with Trust Indenture Act	27

EXHIBIT A—Form of Intercreditor Agreement Joinder

ii

INTERCREDITOR AGREEMENT

        This Intercreditor Agreement, dated as of December 15, 2004 (this "Agreement"), is entered into by and among InterDent Service Corporation, a Washington corporation ("Borrower"), the Guarantors (as defined below) from time to time party hereto, Wells Fargo Foothill, Inc., a California corporation, as Credit Agreement Agent (as defined below) and as Priority Lien Collateral Agent (in such capacity and together with its successors in such capacity, "Priority Lien Collateral Agent"), and Wells Fargo Bank, National Association, a national banking association, as Trustee (as defined below) and as collateral agent for the holder of the Notes (as defined below) (in such capacity and together with its successors in such capacity, "Collateral Agent").

RECITALS

        Borrower intends to enter into an Amended and Restated Loan and Security Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the "Credit Agreement"), among Borrower, InterDent, Inc., a Delaware corporation ("Parent"), the lenders party thereto and Wells Fargo Foothill, Inc., as Credit Agreement Agent (in such capacity and together with its successors, "Credit Agreement Agent").

        Borrower and the Guarantors have also entered into the Priority Lien Security Documents pursuant to which Priority Lien Collateral Agent has been granted a first priority security interest in the Collateral.

        IDI Acquisition Corp. has issued $80,000,000 aggregate principal amount of 10 3/4% Senior Secured Notes (including any related exchange notes, the "Notes") pursuant to an Indenture, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the "Indenture"), among IDI Acquisition Corp., Borrower, Parent and Wells Fargo Bank, National Association, a national banking association, as trustee (in such capacity and together with its successors in such capacity, the "Trustee").

        Substantially concurrent with the issuance of the Notes, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, IDI Acquisition Corp. has merged with and into Borrower and Borrower has assumed the Notes and succeeded to all of the rights, obligations and restrictions of the Indenture.

        Substantially concurrent with the issuance of the Notes and the consummation of the Merger, Borrower, IDI Acquisition Corp. and Parent, as the initial Guarantor, have entered into the Security Documents pursuant to which Collateral Agent has been granted a second priority security interest in the Collateral, which security interest is subordinate to the security interest of Priority Lien Collateral Agent.

        Borrower and the Guarantors have secured the Obligations under the Credit Agreement and intend to secure any future Priority Lien Debt on a priority basis and, subject to such priority, intend to secure the Obligations under the Indenture and any future Parity Lien Debt, with Liens on all present and future Collateral to the extent that such Liens have been provided for in the applicable Security Documents, and desire to enter into this Agreement to confirm their relative rights with respect to the Collateral as provided in this Agreement.

        Capitalized terms used in this Agreement have the meanings assigned to them above or in Article 1 below.

AGREEMENT

        In consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1.    DEFINITIONS; PRINCIPLES OF CONSTRUCTION

        SECTION 1.1    Defined Terms.    The following terms will have the following meanings:

        "Act of Required Debtholders" means, as to any matter at any time:

          (1)   prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to Priority Lien Collateral Agent by or with the written consent of the holders of more than 50% of the sum of:

            (a)   the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

            (b)   other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

          (2)   at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to Collateral Agent by or with the written consent of the holders of Parity Lien Debt representing the Required Parity Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, Borrower or any Affiliate of Borrower will be deemed not to be outstanding and (b) votes will be determined in accordance with Section 6.2.

        "Additional Secured Debt" has the meaning set forth in Section 4.3.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Agreement" has the meaning set forth in the preamble.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation" under the Indenture.

        "Board of Directors" means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrower" has the meaning set forth in the preamble.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Class" means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

        "Collateral" means all properties and assets of Borrower and the Guarantors now owned or hereafter acquired with respect to which a Priority Lien is granted as security for any Priority Lien Obligations or a Parity Lien is granted as security for any Parity Lien Obligations.

        "Collateral Agent" means Wells Fargo Bank, National Association, in its capacity as Collateral Agent under the Security Documents, together with its successors in such capacity.

        "Credit Agreement" has the meaning set forth in the recitals.

        "Credit Agreement Agent" has the meaning set forth in the recitals.

        "Credit Facilities" means one or more debt facilities or commercial paper facilities (including, without limitation, the Credit Agreement), in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Discharge of Priority Lien Obligations" means the occurrence of all of the following:

          (1)   termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

          (2)   payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

          (3)   discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

          (4)   payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        "equally and ratably" means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

          (1)   will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

          (2)   will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative, Priority Lien Collateral Agent and Collateral Agent) prior to the date such distribution is made.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

          (1)   Parent; and

          (2)   any Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture and the Credit Agreement,

and their respective successors and permitted assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the Indenture and the Credit Agreement.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Indenture" has the meaning set forth in the recitals.

        "Insolvency or Liquidation Proceeding" means:

          (1)   any case commenced by or against Borrower or any Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Borrower or any Guarantor, any receivership or assignment for the benefit of creditors relating to Borrower or any Guarantor or any similar case or proceeding relative to Borrower or any Guarantor or its creditors, as such, in each case whether or not voluntary;

          (2)   any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Borrower or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

          (3)   any other proceeding of any type or nature in which substantially all claims of creditors of Borrower or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

        "Intercreditor Agreement Joinder" means an agreement substantially in the form of Exhibit A.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Lien Sharing and Priority Confirmation" means:

          (1)   as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt, each existing and future Priority Lien Representative and each existing and future holder of Permitted Prior Liens:

            (a)   that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by Borrower or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by Collateral Agent for the benefit of all holders of Parity Lien Obligations equally and ratably;

            (b)   that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of this Agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

            (c)   consenting to and directing Collateral Agent to perform its obligations under this Agreement and the other Security Documents; and

          (2)   as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, Collateral Agent and each existing and future holder of Permitted Prior Liens:

            (a)   that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by Borrower or any Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by Priority Lien Collateral Agent for the benefit of all holders of Priority Lien Obligations equally and ratably;

            (b)   that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of this Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

            (c)   consenting to and directing Priority Lien Collateral Agent to perform its obligations under this Agreement and the other Priority Lien Security Documents.

        "Moody's" means Moody's Investors Service, Inc., and its successors and assigns.

        "Notes" has the meaning set forth in the recitals.

        "Note Documents" means the Indenture, the Notes and the Security Documents, in each case as amended, supplemented or otherwise modified from time to time.

        "Obligations" means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of Borrower by two officers of Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Borrower, including:

            (a)   a statement that the Person making such certificate has read such covenant or condition;

            (b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;

            (c)   a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

            (d)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

        "Parent" means InterDent, Inc., a Delaware corporation, and its successors and permitted assigns.

        "Parity Lien" means a Lien granted by a Security Document to Collateral Agent, at any time, upon any property of Borrower or any Guarantor to secure Parity Lien Obligations.

        "Parity Lien Debt" means:

          (1)   the Notes issued on the date hereof (including any related exchange notes); and

          (2)   any other Indebtedness of the Company pursuant to additional Notes under the Indenture.

        "Parity Lien Obligations" means Parity Lien Debt and all other Obligations in respect thereof.

        "Permitted Prior Liens" means:

          (1)   Liens described in clause (1) of the definition of "Permitted Liens" under the Indenture;

          (2)   Liens described in clauses (4), (5), (7), (8), (15), (16) or (17) of the definition of "Permitted Liens" under the Indenture;

          (3)   Liens described in clause (20) of the definition of "Permitted Liens" to the extent constituting purchase money liens that secured Permitted Debt; and

          (4)   Permitted Liens (as defined in the Indenture) that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Priority Lien Security Documents or the Security Documents.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Priority Lien" means a Lien granted by a Priority Lien Security Document to Priority Lien Collateral Agent, at any time, upon any property of Borrower or any Guarantor to secure Priority Lien Obligations.

        "Priority Lien Collateral Agent" means Wells Fargo Foothill, Inc., in its capacity as Priority Lien Collateral Agent under the Priority Lien Security Documents, together with its successors in such capacity.

        "Priority Lien Debt" means:

          (1)   Indebtedness under the Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement obtained an Officers' Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

          (2)   Indebtedness under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

            (a)   on or before the date on which such Indebtedness is incurred by Borrower such Indebtedness is designated by Borrower, in an Officers' Certificate delivered to each Priority Lien Representative, Priority Lien Collateral Agent and Collateral Agent, as "Priority Lien Debt" for the purposes of the Secured Debt Documents; provided, that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

            (b)   such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

            (c)   all requirements set forth in this Agreement as to the confirmation, grant or perfection of Priority Lien Collateral Agent's Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Borrower delivers to Priority Lien Collateral Agent and Collateral Agent an Officers' Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is "Priority Lien Debt"); and

          (3)   Hedging Obligations incurred to hedge or manage interest rate risk with respect to Priority Lien Debt; provided, that:

            (a)   such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred; and

            (b)   such Priority Lien is senior to or on a parity with the Priority Liens securing Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred.

        "Priority Lien Documents" means the Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the Priority Lien Security Documents.

        "Priority Lien Obligations" means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

        "Priority Lien Representative" means:

            (a)   Credit Agreement Agent; or

            (b)   in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the Priority Lien Security Documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt, and who has executed an Intercreditor Agreement Joinder.

        "Priority Lien Security Documents" means this Agreement, each Lien Sharing and Priority Confirmation, the Credit Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Borrower or any Guarantor creating (or purporting to create) a Priority Lien upon Collateral in favor of Priority Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Required Parity Lien Debtholders" means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions of Section 6.2. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, Borrower or any Affiliate of Borrower will be deemed not to be outstanding.

        "Required Priority Lien Debtholders" means, at any time, the holders of a majority of the sum of:

            (a)   the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

            (b)   other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt.

        For purposes of this definition, (a) Priority Lien Debt registered in the name of, or beneficially owned by, Borrower or any Affiliate of Borrower will be deemed not to be outstanding, and (b) votes will be determined in accordance with Section 6.2.

        "Restricted Subsidiary" has the meaning set forth in the Indenture.

        "S&P" means Standard & Poor's Ratings Group and its successors and assigns.

        "Secured Debt" means Parity Lien Debt and Priority Lien Debt.

        "Secured Debt Default" means any event or condition which, under the terms of any credit agreement, indenture or other agreement governing any Series of Secured Debt causes, or permits holders of Secured Debt outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Secured Debt outstanding thereunder to become immediately due and payable.

        "Secured Debt Documents" means the Parity Lien Documents and the Priority Lien Documents.

        "Secured Debt Representative" means Collateral Agent and each Priority Lien Representative.

        "Secured Obligations" means Parity Lien Obligations and Priority Lien Obligations.

        "Secured Parties" means the holders of Secured Obligations and the Secured Debt Representatives.

        "Security Documents" means this Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Borrower or any Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 3.9.

        "Series of Parity Lien Debt" means, severally, the Notes, and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

        "Series of Priority Lien Debt" means, severally, Indebtedness outstanding under the Credit Agreement and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

        "Series of Secured Debt" means, severally, each Series of Priority Lien Debt and each Series of Parity Lien Debt.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Trustee" has the meaning set forth in the recitals.

        "UCC" means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

        "Unrestricted Subsidiary" has the meaning set forth in the Indenture.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        SECTION 1.2    Rules of Interpretation.

        (a)   All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

        (b)   Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.

        (c)   The use in this Agreement or any of the other Security Documents or Priority Lien Security Documents of the word "include" or "including," when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word "will" shall be construed to have the same meaning and effect as the word "shall."

        (d)   References to "Sections," "clauses," "recitals" and the "preamble" will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided. References to "Articles" will be to Articles of this Agreement unless otherwise specifically provided. References to "Exhibits" and "Schedules" will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.

        (e)   Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Indenture (including any definition contained therein) shall be deemed to be a reference to such section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such section, clause, paragraph or other provision shall refer to such section, clause, paragraph or other provision of the Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Indenture and (2) prior to the Discharge of Priority Lien Obligations, approved in a writing delivered to the Trustee, Priority Lien Collateral Agent and Collateral Agent by, or on behalf of, the requisite holders of Priority Lien Obligations as are needed (if any) under the terms of the applicable Priority Lien Documents to approve such amendment or modification.

        (f)    This Agreement, the Security Documents and the Priority Lien Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable to this Agreement or the other Security Documents or Priority Lien Security Documents.

ARTICLE 2.    REPRESENTATIONS AND WARRANTIES

        SECTION 2.1    Representations and Warranties of Priority Lien Collateral Agent.

        Priority Lien Collateral Agent represents, warrants, acknowledges and agrees on behalf of itself and the holders of Priority Lien Obligations that (1) it is authorized to enter into this Agreement on behalf of itself and such holders, (2) it has the corporate power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement and (3) this Agreement constitutes a valid and legally binding obligation of Priority Lien Collateral Agent, enforceable against Priority Lien Collateral Agent in accordance with its terms.

        SECTION 2.2    Representations and Warranties of Collateral Agent.

        Collateral Agent represents, warrants, acknowledges and agrees on behalf of itself and the holders of Parity Lien Obligations that (1) it is authorized to enter into this Agreement on behalf of itself and such holders, (2) it has the corporate power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement and (3) this Agreement constitutes a valid and legally binding obligation of Collateral Agent, enforceable against Collateral Agent in accordance with its terms.

ARTICLE 3.    SEPARATE LIENS

        SECTION 3.1    Priority of Liens.    Notwithstanding anything else contained herein or in any of the other Security Documents or Priority Lien Security Documents and notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens granted to the Priority Lien Collateral Agent or the Collateral Agent in respect of all or any portion of the Collateral, it is the intent of the parties that:

          (1)   the grant of Priority Liens pursuant to the Priority Lien Security Documents and the grant of Parity Liens pursuant to the Security Documents, respectively, create two separate and distinct Liens: the Priority Liens securing the payment and performance of the Priority Lien Obligations and the Parity Liens securing the payment and performance of the Parity Lien Obligations, respectively; and

          (2)   (A) the Priority Liens securing the Priority Lien Obligations are senior and prior to the Parity Liens securing the Parity Lien Obligations and (B) the Parity Liens securing the Parity Lien Obligations are junior and subordinate to the Priority Liens securing the Priority Lien Obligations.

        SECTION 3.2    Restrictions on Enforcement of Parity Liens.

        (a)   Subject to Section 3.1(c) below, until the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4), and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral. Neither Collateral Agent nor the Trustee nor the holders of the Notes may take any action to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral. Notwithstanding the foregoing, the Trustee and the holders of the Notes may, subject to the rights of the holders of Permitted Prior Liens, direct Collateral Agent:

          (1)   without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

          (2)   as necessary to redeem any Collateral in a creditor's redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

          (3)   as necessary to perfect or establish the priority (subject to Priority Liens) of the Parity Liens upon any Collateral; provided, that the Trustee and the holders of Parity Lien Obligations may not require Collateral Agent to take any action to perfect any Collateral through possession or control; or

          (4)   as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.

        (b)   Until the Discharge of Priority Lien Obligations, none of the holders of the Notes or Collateral Agent will:

          (1)   request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

          (2)   oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any Insolvency or Liquidation Proceeding;

          (3)   oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

          (4)   oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

          (5)   challenge the validity, enforceability, perfection or priority of the Priority Liens.

        Priority Lien Collateral Agent agrees not to challenge the validity, enforceability, perfection or priority of the Parity Liens.

        (c)   Notwithstanding the foregoing, holders of Notes or Collateral Agent may exercise any or all such rights or remedies after the passage of a period of at least 150 days has elapsed since the date on which Priority Lien Collateral Agent received notice from the Holder of the Notes or Collateral Agent that the required holders of the Notes or Collateral Agent has declared the existence of any Event of Default under any Note Documents and demanded the repayment of all the principal amount of any Parity Lien Obligations (the "Standstill Period"); provided, however, that, in no event shall Collateral Agent or any Note holder exercise any rights or remedies with respect to any Collateral if, notwithstanding the expiration of the Standstill Period, Priority Lien Collateral Agent shall have commenced and be diligently pursuing the exercise of its rights or remedies with respect to any Collateral (prompt notice of such exercise to be given to the Collateral Agent).

        In the event of any foreclosure or other disposition of Collateral by the Priority Lien Collateral Agent, such disposition shall be free and clear of the Parity Liens securing such Collateral. In the event of any foreclosure or other disposition of Collateral by the Collateral Agent permitted under the terms of this Agreement, such disposition shall be free and clear of the Priority Liens securing such Collateral. In furtherance of the foregoing, the Collateral Agent or the Priority Lien Collateral Agent, as applicable, shall execute any Lien releases or other documents reasonably requested by the Priority Lien Collateral Agent or the Collateral Agent, as applicable, in connection therewith, so long as the proceeds of such disposition are applied in accordance with the terms of Section 4.1.

        In addition, notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Notes and Collateral Agent may take any actions and exercise any and all rights that would be available to a holder of unsecured claims. Without limiting the foregoing, the holders of the Notes and Collateral Agent shall retain the right to commence an insolvency or liquidation proceeding against the Company or any Guarantor in accordance with applicable law. However, each holder of Notes may not take any of the actions prohibited under clauses (1) through (5) of the third preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under Section 3.6.

        (c)   At any time prior to the Discharge of Priority Lien Obligations and after (1) the commencement of any Insolvency or Liquidation Proceeding in respect of Borrower or any Guarantor or (2) Collateral Agent has received written notice from any Priority Lien Representative at the direction of an Act of Required Debtholders stating that (A) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by Borrower or any Guarantor to Collateral Agent or any holder of Parity Lien Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Obligations and all other payments and deposits made pursuant to any provision of the Note Documents any Parity Lien Document).

        (d)   All proceeds of Collateral received by Collateral Agent or any holder of Parity Lien Obligations at any time prior to the Discharge of Priority Lien Obligations in violation of Section 3.2(c) will be held by Collateral Agent or the applicable holder of Parity Lien Obligations for the account of the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Parity Liens will remain attached to and enforceable against all proceeds so held or remitted. All proceeds of Collateral received by Collateral Agent or the holders of Parity Lien Obligations not in violation of Section 3.2(c) will be received by Collateral Agent or such holder of Parity Lien Obligations free from the Priority Liens and all other Liens except the Parity Liens.

        SECTION 3.3    Waiver of Right of Marshalling.

        (a)   Prior to the Discharge of Priority Lien Obligations, holders of Parity Lien Obligations, Collateral Agent may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Lien Obligations and the Priority Lien Representatives (in their capacity as priority lienholders).

        (b)   Following the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and Collateral Agent may assert their right under the UCC or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.

        SECTION 3.4    Insolvency or Liquidation Proceedings.

        (a)   If in any Insolvency or Liquidation Proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Required Debtholders consent to any order:

          (1)   for use of cash collateral;

          (2)   approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such Insolvency or Liquidation Proceeding;

          (3)   granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the Collateral subject to Priority Liens; or

          (4)   relating to a sale of assets of Borrower or any Guarantor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale, then, the holders of the Notes, in their capacity as holders or representatives of secured claims, and Collateral Agent, will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by any holder of the Notes or Collateral Agent for the grant to Collateral Agent, for the benefit of the holders of the Notes, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth in Section 3.1) to, such Lien and all Priority Liens on such property.

        Notwithstanding the foregoing, both before and during an Insolvency or Liquidation Proceeding, the holders of the Notes and Collateral Agent may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of Insolvency or Liquidation Proceedings against Borrower or any Guarantor in accordance with applicable law; provided, that the holders of Parity Lien Obligations and Collateral Agent may not take any of the actions prohibited under Section 3.2(b) or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

        (b)   Neither the holders of the Notes nor Collateral Agent will file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

          (1)   they may freely seek and obtain such relief: (A) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth in Section 3.1) to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or

  (B) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

          (2)   they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

        SECTION 3.5    Collateral Shared Equally and Ratably within Class.    The parties to this Agreement agree that the payment and satisfaction of all of the Secured Obligations within each Class will be secured equally and ratably by the Liens established in favor of Priority Lien Collateral Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties belonging to such Class. It is understood and agreed that nothing in this Section 3.5 is intended to alter the priorities among Secured Parties belonging to different Classes as provided in Section 3.1.

        SECTION 3.6    Amendment of Priority Lien Security Documents.

        (a)   No amendment or supplement to the provisions of any Priority Lien Security Document will be effective without the approval of Priority Lien Collateral Agent acting as directed by the Required Priority Lien Debtholders, except that:

          (1)   any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Priority Lien Debt that was otherwise permitted by the terms of the Priority Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Priority Liens or the rights of Priority Lien Collateral Agent therein will become effective when executed and delivered by Borrower or any other applicable Guarantor party thereto and Priority Lien Collateral Agent;

          (2)   no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Priority Lien Obligations:

            (A)  to vote its outstanding Priority Lien Debt as to any matter described as subject to direction by the Required Priority Lien Debtholders (or amends the provisions of this clause (2) or the definition of "Required Priority Lien Debtholders"),

            (B)  to share in the order of application described under Section 4.1 in the proceeds of enforcement of or realization on any Collateral, or

            (C)  to require that Priority Liens be released only as set forth in the provisions described under Section 5.1,

  will become effective without the consent of the requisite percentage or number of holders of each Series of Priority Lien Debt so affected under the applicable Priority Lien Document; and

          (3)   no amendment or supplement that imposes any obligation upon Priority Lien Collateral Agent or any Priority Lien Debt Representative or adversely affects the rights of Priority Lien Collateral Agent or any Priority Lien Representative, in its individual capacity as such, will become effective without the consent of Priority Lien Collateral Agent or such Priority Lien Representative.

        (b)   Any amendment or supplement to the provisions of the Priority Lien Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Priority Lien Documents referenced under Section 5.1.

        SECTION 3.7    Amendment of Security Documents.

        (a)   No amendment or supplement to the provisions of any Security Document will be effective without the approval of Collateral Agent acting as directed by the Required Parity Lien Debtholders, except that:

          (1)   any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Parity Lien Debt that was otherwise permitted by the terms of the Parity Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Parity Liens or the rights of Collateral Agent therein will become effective when executed and delivered by Borrower or any other applicable Guarantor party thereto and Collateral Agent;

          (2)   no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Obligations:

            (A)  to vote its outstanding Parity Lien Debt as to any matter described as subject to direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of "Required Parity Lien Debtholders"),

            (B)  to share in the order of application described under Sections 4.1 and 4.2 in the proceeds of enforcement of or realization on any Collateral, or

            (C)  to require that Parity Liens be released only as set forth in the provisions described under Section 5.1,

  will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

          (3)   no amendment or supplement that imposes any obligation upon Collateral Agent or adversely affects the rights of Collateral Agent in its individual capacity as such, will become effective without the consent of Collateral Agent.

        Any amendment or supplement to the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Parity Lien Documents referenced under Section 5.1. Any amendment or supplement that results in Collateral Agent's Liens upon the Collateral no longer securing the Notes and the other obligations under the Indenture may only be effected in accordance with Section 5.4.

        (b)   Notwithstanding anything to the contrary under this Section 3.7, but subject to clauses (2) and (3) above:

          (1)   any mortgage or other security document that secures Parity Lien Obligations (but not Priority Lien Obligations) may be amended or supplemented with the approval of the Collateral Agent acting as directed in writing by the Required Parity Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of this Agreement or the other Priority Lien Documents; and

          (2)   any amendment or waiver of, or any consent under, any provision of this Agreement or any other Priority Lien Document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Note Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by the Company or any Guarantor or any holder of Notes.

ARTICLE 4.    INTERCREDITOR RELATIONS

        SECTION 4.1    Application of Proceeds in Distributions by Priority Lien Collateral Agent and Collateral Agent.

        (a)   Priority Lien Collateral Agent and Collateral Agent, prior to a Discharge of Priority Lien Obligations, will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral and the proceeds of any title insurance policy required under any Priority Lien Document or Note Document in the following order of application:

          FIRST, to the payment of all amounts payable under the Priority Lien Documents on account of Priority Lien Collateral Agent's fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by Priority Lien Collateral Agent or any co-trustee or agent of Priority Lien Collateral Agent in connection with any Priority Lien Security Document;

          SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon, but only to the extent that such Permitted Prior Lien has priority over the Lien held by the Priority Lien Collateral Agent with respect to such Collateral;

          THIRD, to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

          FOURTH, to the payment of all amounts payable under the Parity Lien Documents on account of Collateral Agent's fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by Collateral Agent or any co-trustee or agent of Collateral Agent in connection with any Security Document;

          FIFTH, to Collateral Agent for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding); and

          SIXTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to Borrower or the applicable Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

        (b)   In connection with the application of proceeds pursuant to Section 4.1(a), except as otherwise directed by an Act of Required Debtholders, Priority Lien Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

        SECTION 4.2    Application of Proceeds in Distributions by Collateral Agent.

        (a)   Notwithstanding Section 4.1, following the Discharge of Priority Lien Obligations, Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral and the proceeds of any title insurance policy required under any Parity Lien Document in the following order of application:

          FIRST, to the payment of all amounts payable under the Parity Lien Documents on account of Collateral Agent's fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by Collateral Agent or any co-trustee or agent of Collateral Agent in connection with any Security Document;

          SECOND, in accordance with clauses FIFTH and SIXTH of Section 4.1(a).

        (b)   If Collateral Agent or any holder of a Parity Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with Section 4.1(a) above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, Collateral Agent or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to Collateral Agent, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with Section 4.1(a). Until so delivered, such proceeds will be held by Collateral Agent or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.

        (c)   This section 4.2 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative, Priority Lien Collateral Agent as holder of Priority Liens and Collateral Agent as holder of Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to Priority Lien Collateral Agent, Collateral Agent and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

        (d)   In connection with the application of proceeds pursuant to Section 4.2(a), except as otherwise directed by an Act of Required Debtholders, Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

        SECTION 4.3    Additional Secured Debt.

        (a)   Borrower or other applicable Guarantor will be permitted to designate as an additional holder of Secured Obligations hereunder each Person who is, or who becomes, the registered holder of Parity Lien Debt or the registered holder of Priority Lien Debt incurred by Borrower or such other Guarantor after the date of this Agreement in accordance with the terms of all applicable Secured Debt Documents. Borrower or other applicable Guarantor may effect such designation by delivering to Priority Lien Collateral Agent and Collateral Agent, with copies to each previously identified Secured Debt Representative, each of the following:

          (1)   an Officers' Certificate stating that:

            (A)  Borrower or such Guarantor intends to incur additional Secured Debt ("Additional Secured Debt") which will either be (i) Priority Lien Debt permitted by each applicable Secured Debt Document to be secured by a Priority Lien equally and ratably with all previously existing and future Priority Lien Debt or (ii) Parity Lien Debt permitted by each applicable Secured Debt Document to be secured with a Parity Lien equally and ratably with all previously existing and future Parity Lien Debt;

          (2)   evidence that Borrower or such Guarantor has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations to ensure that the Additional Secured Debt is secured by the Collateral in accordance with the Priority Lien Security Documents and the Security Documents; and

          (3)   a written notice specifying the name and address of the Secured Debt Representative for such series of Additional Secured Debt for purposes of Section 6.8.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow Borrower or any other Guarantor to incur additional Indebtedness unless otherwise permitted by the terms of all applicable Secured Debt Documents.

        (b)   A person to be designated as an additional holder of Secured Obligations hereunder must, prior to such designation,

          (1)   sign, through its designated Secured Debt Representative identified pursuant to Section 4.3(a), an Intercreditor Agreement Joinder; and

          (2)   deliver a Lien Sharing and Priority Confirmation.

ARTICLE 5.    OBLIGATIONS ENFORCEABLE BY THE BORROWER AND THE GUARANTORS

        SECTION 5.1    Release of Liens on Collateral.

        (a)   The Priority Liens and the Parity Liens upon the Collateral will be released:

          (1)   in whole, upon (A) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (B) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

          (2)   as to any Collateral that is sold, transferred or otherwise disposed of by Borrower or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) Borrower or a Restricted Subsidiary (as defined under the Indenture) of Borrower in a transaction or other circumstance that complies with Section 4.10 of the Indenture, if any, and is permitted by all of the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided, that Collateral Agent's Liens upon the Collateral will not be released if the sale or disposition is subject to the "Merger, Consolidation or Sale of Assets" provisions of the Indenture;

          (3)   as to a release of less than all or less than substantially all of the Collateral, if consent to the release of all Priority Liens on such Collateral has been given by an Act of Required Debtholders;

          (4)   as to a release of all or substantially all of the Collateral, if (A) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (B) Borrower has delivered an Officers' Certificate to Priority Lien Collateral Agent and Collateral Agent certifying that any such necessary consents have been obtained; and

          (5)   with respect to Collateral constituting assets of a Restricted Subsidiary, if the Company designates such Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture and, prior to the Discharge of Priority Lien Obligations, such designation has been consented to by the requisite percentage of holders of Priority Lien Debt.

        (b)   Priority Lien Collateral Agent and Collateral Agent agree for the benefit of Borrower and the Guarantors that if Priority Lien Collateral Agent or Collateral Agent, as applicable, at any time receives:

          (1)   an Officers' Certificate stating that (A) the signing officer has read Article 5 of this Agreement and understands the provisions and the definitions relating hereto, (B) such officer has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the conditions precedent in this Agreement and all other Secured Debt Documents, if any, relating to the release of the Collateral have been complied with and (C) in the opinion of such officer, such conditions precedent, if any, have been complied with;

          (2)   the proposed instrument or instruments releasing such Lien as to such property in recordable form, if applicable; and

          (3)   prior to the Discharge of Priority Lien Obligations, the written confirmation of each Priority Lien Representative (or, at any time after the Discharge of Priority Lien Obligations, Collateral Agent) (such confirmation to be given following receipt of, and based solely on, the Officers' Certificate described in clause (1) above) that, in its view, such release is permitted by Section 5.1(a) and the respective Secured Debt Documents governing the Secured Obligations the holders of which such Secured Debt Representative represents;

then Priority Lien Collateral Agent or Collateral Agent, as applicable, will execute (with such acknowledgements and/or notarizations as are required) and deliver such release to Borrower or other applicable Guarantor on or before the later of (x) the date specified in such request for such release and (y) the fifth Business Day after the date of receipt of the items required by this Section 5.2(b) by Priority Lien Collateral Agent or Collateral Agent, as applicable.

        (c)   Priority Lien Collateral Agent and Collateral Agent hereby agree that:

          (1)   in the case of any release pursuant to clause (2) of Section 5.2(a), if the terms of any such sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of Borrower or other applicable Guarantor, Priority Lien Collateral Agent and Collateral Agent, as requested, will either (A) be present at and deliver the release at the closing of such transaction or (B) deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release; and

          (2)   at any time when a Secured Debt Default under a Series of Secured Debt that constitutes Parity Lien Debt has occurred and is continuing, within one Business Day of the receipt by it of any Act of Required Debtholders pursuant to Section 5.1(a)(3), Priority Lien Collateral Agent prior to the Discharge of Parity Lien Obligations and Collateral Agent thereafter will deliver a copy of such Act of Required Debtholders to each Secured Debt Representative.

        (d)   Each Secured Debt Representative hereby agrees that:

          (1)   as soon as reasonably practicable after receipt of an Officers' Certificate from Borrower pursuant to Section 5.1(b)(1) it will, to the extent required by such Section, either provide (A) the written confirmation required by Section 5.1(b)(3), (B) a written statement that such release is not permitted by Section 5.1(a) or (C) a request for further information from Borrower reasonably necessary to determine whether the proposed release is permitted by Section 5.1(a) and after receipt of such information such Secured Debt Representative will as soon as reasonably practicable either provide the written confirmation or statement required pursuant to clause (A) or (B), as applicable; and

          (2)   within one Business Day of the receipt by it of any notice from Priority Lien Collateral Agent prior to the Discharge of Parity Lien Obligations and Collateral Agent thereafter pursuant to Section 5.1(c)(2), such Secured Debt Representative will deliver a copy of such notice to each registered holder of the Series of Priority Lien Debt or Series of Parity Lien Debt for which it acts as Secured Debt Representative.

        SECTION 5.2    Delivery of Copies to Secured Debt Representatives.    Borrower will deliver to each Secured Debt Representative a copy of each Officers' Certificate delivered to Priority Lien Collateral Agent or Collateral Agent pursuant to Section 5.1(b), together with copies of all documents delivered to Priority Lien Collateral Agent or Collateral Agent with such Officers' Certificate. The Secured Debt Representatives will not be obligated to take notice thereof or to act thereon, subject to Section 5.1(d).

        SECTION 5.3    Collateral Agents not Required to Serve, File or Record.    Priority Lien Collateral Agent and Collateral Agent are not required to serve, file, register or record any instrument releasing or subordinating their Liens on any Collateral to any third party; provided, however, that if Borrower or any Guarantor shall make a written demand for a termination statement under Section 9-513(c) of the UCC, Priority Lien Collateral Agent and Collateral Agent shall comply with the written request of such Borrower or Guarantor to comply with the requirements of such UCC provision; provided, further, that Priority Lien Collateral Agent and Collateral Agent must first confirm with the Secured Debt Representatives that the requirements of such UCC provisions have been satisfied.

        SECTION 5.4    Release of Liens in Respect of Notes.    Collateral Agent's Parity Lien will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the right of the holders of the Notes and such Obligations to the benefits and proceeds of Collateral Agent's Parity Lien on the Collateral will terminate and be discharged:

          (1)   upon satisfaction and discharge of the Indenture as set forth under Article 12 of the Indenture;

          (2)   upon a Legal Defeasance or Covenant Defeasance (each as defined under the Indenture) of the Notes as set forth under Article 8 of the Indenture;

          (3)   upon payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged; or

          (4)   in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with Article 9 of the Indenture.

ARTICLE 6.    MISCELLANEOUS PROVISIONS

        SECTION 6.1    Amendment of this Agreement.    No amendment or supplement to the provisions of this Agreement will be effective unless made in accordance with Section 3.6 and Section 3.7.

        SECTION 6.2    Voting.    In connection with any matter under this Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will cast all of its votes as a block in respect of any vote under this Agreement.

        SECTION 6.3    Further Assurances.    Upon the reasonable request of Priority Lien Collateral Agent, Collateral Agent or any Secured Debt Representative at any time and from time to time, Borrower and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that Priority Lien Collateral Agent or Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Priority Liens and Parity Liens and the benefits intended to be conferred, in each case as contemplated by the Priority Lien Documents and the Parity Lien Documents, for the benefit of the holders of Priority Lien Obligations and Parity Lien Obligations.

        SECTION 6.4    Agent for Perfection.    Solely for purposes of perfecting the Parity Liens of Collateral Agent in any portion of the Collateral in the possession of Priority Lien Collateral Agent (or its agents or bailees) as part of the Collateral securing the Priority Lien Obligations including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities or money, Priority Lien Collateral Agent and the Priority Lien Representatives acknowledge that Priority Lien Collateral Agent also holds that property as agent for the benefit of Collateral Agent for the benefit of the holders of Parity Lien Obligations. Solely for purposes of perfecting the Priority Liens of Priority Lien Collateral Agent in any portion of the Collateral in the possession of Collateral Agent (or its agents or bailees) as part of the Collateral securing the Parity Lien Obligations including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities or money, Collateral Agent acknowledges that Collateral Agent also holds that property as agent for the benefit of Priority Lien Collateral Agent for the benefit of the holders of Priority Lien Obligations. The duties or responsibilities of Priority Lien Collateral Agent and Collateral Agent under this Section 6.4 shall be limited solely to holding such Collateral as agent for the other for purposes of perfecting the Parity Lien or the Priority Lien, as applicable. Neither the Priority Lien Collateral Agent nor the Collateral Agent shall be deemed to be a fiduciary for the other as a result of the operation of this Section 6.4.

        SECTION 6.5    Delivery of Collateral and Proceeds of Collateral.    Following the Discharge of Priority Lien Obligations, Priority Lien Collateral Agent will, to the extent permitted by applicable law, deliver to (1) Collateral Agent or (2) such other person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, Priority Lien Collateral Agent or any holder of Priority Lien Obligations, and (b) all proceeds of Collateral held by, or on behalf of, Priority Lien Collateral Agent or any holder of Priority Lien Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or guarantee or other supporting obligation for any Priority Lien Debt or Parity Lien Debt, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

        SECTION 6.6    Successors and Assigns.    Neither Borrower nor any Guarantor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of Borrower and the Guarantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, Priority Lien Collateral Agent, Collateral Agent, each Secured Debt Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

        SECTION 6.7    Delay and Waiver.    No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents or Priority Lien Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

        SECTION 6.8    Notices.    Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to Priority Lien Collateral Agent or Credit Agreement Agent:	WELLS FARGO FOOTHILL, INC. 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Specialty Finance Manager Fax No.: 310-453-7442

With copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP 515 South Flower Street, 25th Floor Los Angeles, California 90071 Attn: John Hilson, Esq. Fax No.: 213-627-0705

If to Borrower or any Guarantor:	INTERDENT SERVICE CORPORATION 222 North Sepulveda Boulevard Suite 740 El Segundo, California 90245 Attn: Chief Financial Officer and Chief Executive Officer Fax No.: 310-640-9897

With copies to:	MORRISON & FOERSTER LLP 555 West Fifth Street Los Angeles, California 90013-1024 Attn: Kathryn I. Johnstone, Esq. Fax No.: 213-892-5454

If to Collateral Agent or Trustee:	WELLS FARGO BANK, NATIONAL ASSOCIATION 707 Wilshire Boulevard, 17th Floor Los Angeles, California 90017 Telephone: (213) 614-3349 Fax No.: (213) 614-3355

and if to any other Secured Debt Representative, to such address as it may specify by written notice to the parties named above.

        All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders of Secured Debt, its address shown on the register kept by the office or agency where the relevant Secured Debt may be presented for registration of transfer or for exchange. To the extent applicable, any notice or communication will also be so mailed to any Person described in § 313(c) of the Trust Indenture Act of 1939, as amended, to the extent required thereunder. Failure to mail a notice or communication to a holder of Secured Debt or any defect in it will not affect its sufficiency with respect to other holders of Secured Debt.

        If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

        SECTION 6.9    Notice Following Discharge of Priority Lien Obligations.    Promptly following the Discharge of Priority Lien Obligations with respect to one or more Series of Priority Lien Debt, each

Priority Lien Representative with respect to each applicable Series of Priority Lien Debt that is so discharged will provide written notice of such Discharge to Priority Lien Collateral Agent, Collateral Agent and to each other Secured Debt Representative.

        SECTION 6.10    Entire Agreement.    This Agreement states the complete agreement of the parties relating to the matters set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument or any other Security Document or Priority Lien Security Document, the terms, conditions and provisions of this Agreement shall prevail.

        SECTION 6.11    Severability.    If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

        SECTION 6.12    Headings.    Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

        SECTION 6.13    Obligations Secured.    All obligations of Borrower and each Guarantor set forth in or arising under this Agreement will be Secured Obligations. The Priority Lien Obligations are secured by the Priority Liens and the Parity Lien Obligations are secured by the Parity Liens.

        SECTION 6.14    Governing Law.    THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        SECTION 6.15    Consent to Jurisdiction.    All judicial proceedings brought against any party hereto arising out of or relating to this Agreement or any of the other Security Documents or Priority Lien Security Documents may be brought in any state or federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, each party hereto, for itself and in connection with its properties, irrevocably:

          (1)   accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts;

          (2)   waives any defense of forum non conveniens;

          (3)   agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 6.8;

          (4)   agrees that service as provided in clause (3) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; and

          (5)   agrees each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against any party in the courts of any other jurisdiction.

        SECTION 6.16    Waiver of Jury Trial.    Each party to this Agreement waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement or any of the other Security Documents or Priority Lien Security Documents or any dealings between them relating to the subject matter of this Agreement or the intents and purposes of the other Security Documents or Priority Lien Security Documents. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement and the other Security Documents and Priority Lien Security Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that this waiver is a material inducement to enter into a business relationship, that each party hereto has already relied on this waiver in entering into this Agreement, and that each party hereto will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 6.16 and executed by each of the parties hereto), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement or any of the other Security Documents or Priority Lien Security Documents or to any other documents or agreements relating thereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        SECTION 6.17    Counterparts.    This Agreement may be executed in any number of counterparts (including by facsimile), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

        SECTION 6.18    Effectiveness.    This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof.

        SECTION 6.19    Additional Guarantors.    Borrower will cause each Person that becomes a Guarantor or is required by any Secured Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the parties hereto an Intercreditor Agreement Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. Borrower shall promptly provide each Secured Debt Representative with a copy of each Intercreditor Agreement Joinder executed and delivered pursuant to this Section 6.19.

        SECTION 6.20    Continuing Nature of this Agreement.    This Agreement, including the subordination provisions hereof, will be reinstated if at any time any payment or distribution in respect of any of the Priority Lien Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any holder of Priority Lien Obligations or Priority Lien Representative or any representative of any such party (whether by demand, settlement, litigation or otherwise). In the event that all or any part of a payment or distribution made with respect to the Priority Lien Obligations is recovered from any holder of Priority Lien Obligations or any Priority Lien Representative in an Insolvency or Liquidation Proceeding or otherwise, such payment or distribution received by any holder of Parity Lien Obligations or Collateral Agent with respect to the Parity Lien Obligations from the proceeds of any Collateral or any title insurance policy required by any real property mortgage at any time after the date of the payment or distribution that is so recovered, whether pursuant to a right of subrogation or otherwise, that Collateral Agent or that holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to Priority Lien Collateral Agent, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with Sections 4.1 and 4.2. Until so delivered, such proceeds will be held by Collateral Agent or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.

        SECTION 6.21    Insolvency.    This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against Borrower or any Guarantor.

The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

        SECTION 6.22    Rights and Immunities of Secured Debt Representatives.    Credit Agreement Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Credit Agreement, the Trustee will be entitled to all of the rights, protections, immunities and indemnities set forth in the Indenture and any future Secured Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture or other agreement governing the applicable Secured Debt with respect to which such Person will act as representative, in each case as if specifically set forth herein. In no event will any Secured Debt Representative be liable for any act or omission on the part of Borrower, the Guarantors, Priority Lien Collateral Agent or Collateral Agent hereunder.

        SECTION 6.23    Option to Purchase Priority Lien Debt.    Without prejudice to the enforcement of remedies available to the Priority Lien Collateral Agent and the holders of the Priority Lien Debt, the Priority Lien Collateral Agent, on behalf of the holders of the Priority Lien Debt, agrees, promptly following an acceleration of the Priority Lien Debt in accordance with the terms of the Priority Lien Documents, to offer the holders of the Parity Lien Debt (which offer shall be delivered to Collateral Agent, on behalf of the holders of the Parity Lien Debt, in accordance with Section 6.8) the option to purchase the entire aggregate amount of outstanding Priority Lien Obligations (including unfunded commitments under any revolving Credit Facility) at a price equal to:

          (1)   100% of the outstanding balance with respect to the Priority Lien Debt, including without limitation principal, interest accrued and unpaid thereon, and any unpaid fees and premiums (other than any applicable prepayment premium; provided, that any prepayment premium actually received by the purchasers of the Priority Lien Debt within six months of such purchase will be remitted to the sellers thereof), to the extent earned or due and payable in accordance with the Priority Lien Documents, plus

          (2)   an amount equal to any unreimbursed obligations in respect of letters of credit (which may be satisfied by providing cash collateralization of the reimbursement obligations in respect of undrawn letters of credit in an amount equal to 105% thereof), plus

          (3)   an amount equal to all expenses to the extent earned or due and payable in accordance with (and unpaid under) the Priority Lien Documents,

without warranty or representation or recourse, on a pro rata basis across the holders of such Priority Lien Obligations. The holders of the Parity Lien Debt shall be afforded a period of twenty (20) Business Days to irrevocably accept or reject such offer and that, if accepted, the parties shall endeavor to close promptly thereafter pursuant to documentation mutually acceptable to each of the Priority Lien Collateral Agent and the Collateral Agent. During such period of twenty (20) Business Days, the Priority Lien Collateral Agent shall be under no obligation to forbear from exercising any of its default remedies under the Priority Lien Security Documents. The purchaser of the Priority Lien Debt shall reimburse the holders of the Priority Lien Debt for their reasonable out-of-pocket expenses (including their attorneys fees) in connection with documenting and effecting such purchase and sale. Upon the closing of any such purchase and sale, the Credit Agreement Agent and the Priority Lien Collateral Agent shall resign as administrative agent under the Credit Agreement.

        SECTION 6.24    Compliance with Trust Indenture Act.    Nothing contained herein shall impair the ability of the Trustee to take any action necessary to comply with any obligations imposed under applicable law, including without limitation, the Trust Indenture Act of 1939, as amended.

(signature pages follow)

        IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

INTERDENT SERVICE CORPORATION

By:	Name: Title:

INTERDENT, INC., as a Guarantor

By:	Name: Title:

WELLS FARGO FOOTHILL, INC., as Credit Agreement Agent under the Credit Agreement and as Priority Lien Collateral Agent

By:	Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee under the Indenture and as Collateral Agent

By:	Name: Title:

        EXHIBIT A
to Intercreditor Agreement

[FORM OF]
INTERCREDITOR AGREEMENT JOINDER

        The undersigned,                        , a                        , hereby agrees to become party as [a Guarantor] [a Priority Lien Representative] [an additional holder of Secured Obligations] under the Intercreditor Agreement, dated as of December 10, 2004 (the "Intercreditor Agreement"), among InterDent Service Corporation, the Guarantors from time to time party thereto, Wells Fargo Foothill, Inc., as Credit Agreement Agent under the Credit Agreement (as defined therein) and as Priority Lien Collateral Agent, and Wells Fargo Bank, National Association, as Trustee under the Indenture (as defined therein) and as Collateral Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

        The provisions of Article 6 of the Intercreditor Agreement will apply with like effect to this Joinder.

        IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Joinder to be executed by their respective officers or representatives as of                        , 20            .

By:
Name:
Title:

QuickLinks

  Exhibit 10.7
AGREEMENT